As filed with the Securities and Exchange Commission on May 7, 2021
Registration No. 333-

 UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S‑8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OneWater Marine Inc.
(Exact name of registrant as specified in its charter)
Delaware	83-4330138
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

6275 Lanier Islands Parkway
Buford, Georgia 30518
(678) 541-6300
(Address, including zip code, and telephone number,
including area code, of Registrant’s principal executive offices)
OneWater Marine Inc. 2020 Omnibus Incentive Plan
OneWater Marine Inc. 2021 Employee Stock Purchase Plan
(Full title of the plan)
Austin Singleton
Chief Executive Officer
6275 Lanier Islands Parkway
Buford, Georgia 30518
(678) 541-6300
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Katherine Terrell Frank
Vinson & Elkins L.L.P.
2001 Ross Avenue, Suite 3900
Dallas, Texas 75201
(214) 220-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller Reporting Company	☒
		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE
Name of Plan	Title of securities to be registered (2)	Amount to be registered		Proposed maximum offering price per share (3)	Proposed maximum aggregate offering price (3)	Amount of registration fee
OneWater Marine Inc. 2020 Omnibus Incentive Plan	Class A common stock, par value $0.01 per share	46,750	(1)	$51.64	$2,414,170	$263.39
OneWater Marine Inc. 2021 Employee Stock Purchase Plan	Class A common stock, par value $0.01 per share	299,505	(4)	$51.64	$15,466,438	$1,687.39
					Total	$1,950.78

(1)
Shares of OneWater Marine Inc. (the “Registrant”) may be issued under the OneWater Marine Inc. 2020 Omnibus Incentive Plan, as amended from time to time (the “Omnibus Plan”) up to the maximum number reserved thereunder.  This Form S-8 Registration Statement (the “Registration Statement”) registers an additional 46,750 shares of Class A common stock that may be delivered with respect to awards under the Plan pursuant to an “evergreen” provision contained in the Plan.  Additionally, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered such additional shares of Class A common stock of the Registrant as may become issuable pursuant to the adjustment provisions of the Plan.

(2)
Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers an indeterminate number of additional shares of Class A common stock that may be offered or issued by reason of stock splits, stock dividends or similar transactions.

(3)
Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price for the Class A common stock being registered hereby is based on a price of $51.64 per share of Class A common stock, which is the average of the high and low trading prices for a share of Class A common stock of the Registrant as reported on the NASDAQ Global Market on April 30, 2021.

(4)
Pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the OneWater Marine Inc. 2021 Employee Stock Purchase Plan (the “ESPP”).

EXPLANATORY NOTE

The Registrant is filing this Registration Statement pursuant to General Instruction E on Form S-8 with respect to the Omnibus Plan, but not the ESPP, to register the offer and sale of an aggregate of an additional 46,750 shares of Class A common stock that may be issued under the Omnibus Plan. These additional shares of common stock have been reserved for issuance as a result of the operation of the “evergreen” provisions in the Plan which provide that the total number of shares subject to the Plan will be ten percent (10%) of the fully diluted shares of the Registrant outstanding from time to time.
The contents of the Registrant’s registration statement on Form S-8 relating to the Omnibus Plan, which was filed with the Securities and Exchange Commission (the “Commission”) on February 11, 2020 (File No. 333-236362) is incorporated herein by reference to this Registration Statement, as permitted by General Instruction E on Form S-8.
The Registrant is filing this Registration Statement with respect to the ESPP to register, for the first time, the offer and sale of an aggregate of 299,505 shares of Class A common stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide to all participants in the Plans with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428, the Registrant has not filed such document(s) with the Commission, but such document(s) (along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, following documents have been filed by the Registrant with the Commission and are incorporated by reference into this Registration Statement and will be deemed to be a part hereof:

(a)
The Registrant’s Annual Report on Form 10-K filed with the Commission on December 3, 2020 (File No. 001-39213), including those portions of the Registrant’s definitive proxy statement on Schedule 14A, filed with the Commission on January 13, 2021 (File No. 001-39213), incorporated by reference therein;

(b)	The Registrant’s Current Reports on Form 8-K filed with the Commission on October 2, 2020 (File No. 001-39213), February 4, 2021 (File No. 001-39213) and February 24, 2021 (File No. 001-39213);

(c)	The Registrant’s Quarterly Reports on Form 10-Q filed with the Commission on February 11, 2021 (File No. 001-39213) and May 7, 2021 (File No. 001-39213); and

(d)
The description of the Class A common stock included in the Registrant’s Form 8-A (File No. 001-39213), filed with the Commission on February 5, 2020, including any amendment or report filed for the purpose of updating, changing or otherwise modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant’s amended and restated certificate of incorporation provides that a director will not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duties to the fullest extent permitted by the Delaware General Corporation Law (“DGCL”). In addition, if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided for in our certificate of incorporation, will be limited to the fullest extent permitted by the amended DGCL. The Registrant’s amended and restated bylaws will provide that the corporation will indemnify, and advance expenses to, any officer or director to the fullest extent authorized by the DGCL.

Section 145 of the DGCL provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with specified actions, suits and proceedings whether civil, criminal, administrative, or investigative, other than a derivative action by or in the right of the corporation, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification extends only to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, disinterested director vote, stockholder vote, agreement or otherwise.

The Registrant’s amended and restated certificate of incorporation contains indemnification rights for its directors and officers. Specifically, the Registrant’s amended and restated certificate of incorporation will provide that the Registrant shall indemnify its officers and directors to the fullest extent authorized by the DGCL. Furthermore, the Registrant may maintain insurance on behalf of its officers and directors against expense, liability or loss asserted against, or incurred by, them in their capacities as officers and directors.

The Registrant has obtained directors’ and officers’ insurance to cover its directors, officers and some of its employees for certain liabilities.

The Registrant has entered into written indemnification agreements with its directors and executive officers. Under these agreements, if an officer or director makes a claim of indemnification to the Registrant, either a majority of the independent directors or independent legal counsel selected by the independent directors must review the relevant facts and make a determination whether the officer or director has met the standards of conduct under Delaware law that would permit (under Delaware law) and require (under the indemnification agreement) the Registrant to indemnify the officer or director.

Pursuant to the Omnibus Plan, members of the Committee (as defined by the Omnibus Plan) and any officer or other employees of the Registrant acting at the direction or on behalf of the committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plans, and shall, to the fullest extent permitted by law, be indemnified and held harmless by the Registrant with respect to any such action or determination.

The above discussion of the DGCL, the Registrant’s amended and restated certificate of incorporation, amended and restated bylaws, indemnification agreements, the underwriting agreement, the Plans, and the Registrant’s maintenance of directors’ and officers’ liability insurance is not intended to be exhaustive and is qualified in its entirety by reference to such statute or applicable document.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit Number	Description

4.1
Amended and Restated Certificate of Incorporation of OneWater Marine Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-39213), originally filed with the Commission on February 18, 2020).

4.2
Amended and Restated Bylaws of OneWater Marine Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-39213), originally filed with the Commission on February 18, 2020).

4.3
OneWater Marine Inc. 2020 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.5 to the to the Registrant’s Current Report on Form 8-K (File No. 001-39213), originally filed with the Commission on February 18, 2020.

4.4
OneWater Marine Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Appendix A to the Registrant’s Proxy Statement (File No. 001-39213), originally filed with the Commission on January 13, 2021.

5.1*	Opinion of Vinson & Elkins LLP as to the legality of the securities being registered.

23.1*	Consent of Vinson & Elkins LLP (contained in Exhibit 5.1).

23.2*	Consent of Grant Thornton LLP.

24.1*	Powers of Attorney (included on the signature page of this Registration Statement).

*Filed herewith
Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buford, State of Georgia, on May 7, 2021.
ONEWATER MARINE INC.

By:	/s/ Philip Austin Singleton, Jr.
Name: Philip Austin Singleton, Jr.
Title: Founder and Chief Executive Officer

Each person whose signature appears below appoints Philip Austin Singleton, Jr. and Jack Ezzell, and each of them, any of whom may act without the joinder of the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 7, 2021.
Signature	Title

/s/ Philip Austin Singleton, Jr.	Founder, Chief Executive Officer and Director
Philip Austin Singleton, Jr.	(Principal Executive Officer)

/s/ Jack Ezzell	Chief Financial Officer
Jack Ezzell	(Principal Financial Officer and Principal Accounting Officer)

/s/ Anthony Aisquith	President, Chief Operating Officer and Director
Anthony Aisquith

/s/ Bari Harlam	Director
Bari Harlam

/s/ Christopher W. Bodine	Director
Christopher W. Bodine

/s/ Jeffrey B. Lamkin	Director
Jeffrey B. Lamkin

/s/ Mitchell W. Legler	Director
Mitchell W. Legler

/s/ John Schraudenbach	Director
John Schraudenbach

/s/ Keith R. Style	Director
Keith R. Style

/s/ John G. Troiano	Director
John G. Troiano